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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Verso Technologies, Inc.

We consent to the use of our report dated February 27, 2004, with respect to the consolidated balance sheets of Verso Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.

As discussed in Note 2 to the consolidated financial statements, effective July 1, 2001, Verso Technologies, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and fully adopted all provisions effective January 1, 2002.


                                             /s/ KPMG LLP

Atlanta, Georgia
August 19, 2004